Exhibit 23(b)
                     INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in the Registration Statement of Fidelity Federal Bancorp on Form S-3 of our report dated July 16, 1996, on the financial statements of Fidelity Federal Bancorp appearing in the Annual Report on Form 10-K for the year ended June 30, 1996 and to the reference to us under the heading "Experts" in such Registration Statement.


Geo. S. Olive & Co. LLC
Evansville, Indiana
November 20, 1996